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                                                           EXHIBIT (99)(l)


             FORM OF CERTIFICATE CONTEMPLATED TO BE DELIVERED
                    PURSUANT TO SECTION 7.2(H) OF THE
                 AGREEMENT AND PLAN OF MERGER DATED AS OF
                     MARCH 1, 1997 BY AND BETWEEN
                   PINNACLE FINANCIAL SERVICES, INC.
                        AND CB BANCORP, INC.


     The undersigned hereby certifies that, as of the close of business on _______________, 199__:(i) the Net Worth of CB Bancorp, Inc., as that term is defined in that certain Agreement and Plan of Merger dated as of March 1, 1997, by and between Pinnacle Financial Services, Inc. and CB Bancorp, Inc.
(the "Agreement"), is not less than $___________; and (ii) said Net Worth has been determined in accordance with Section 7.2(h) of the Agreement.


[DATE]                                                  [SIGNATURE]